EXHIBIT 2


                                 CSW CREDIT, INC.
                                EARNINGS COVERAGE
                            (thousands, except ratios)

                                                          1999

                                           July          August       September

Net Income                                 $953        $1,696           $1,302
Income Taxes                                499           899              664
Tax benefit of Parent
  Company loss                              (27)          (27)             (68)
Interest Expense/Credit Line Fees         3,995         4,467            4,601
                                       ----------    -----------    ------------

Earnings                                 $5,420        $7,035           $6,500
                                       ==========    ===========    ============



Interest Expense/Credit Line Fees        $3,995        $4,467           $4,601




Ratio of Earnings
  To Fixed Charges                         1.36          1.57             1.41




                                CAPITAL STRUCTURE
                                SEPTEMBER 30, 1999
                                   (thousands)



Short-term Debt                           $943,923          92.2%
Common Equity                               79,788           7.8%
                                         ----------    -----------

           Total                         $1,023,711          100%
                                         ==========    ===========